Exhibit 99.1

DATE:	November 21, 2006

TO:	All Media

FROM:	Standard Management
10689 N. Pennsylvania Street
Indianapolis, Indiana 46280

CONTACT:	Investor Relations
Phone: (317) 574-5221

Standard Management Reports Third Quarter 2006 Results
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (OTC: SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today reported a net loss from continuing operations for the three months ended September 30, 2006 of $0.35 per diluted share, or $5.7 million.
Continuing Operations:
Net revenues
Sales for the third quarter of 2006 decreased $0.6 million or 10.6% to $4.9 million compared to the third quarter of 2005, primarily due to a decline in revenue of $1.9 million or 77% in our base of business existing prior to the 2005 business acquisitions (due to the loss of a major customer) offsetting the $1.3 million increase in sales from our third quarter 2005 business acquisitions.
Gross profit
Gross profit for the third quarter of 2006 decreased by $.3 million or 21% to $1.0 million compared to the third quarter of 2005, primarily due to a $.6 million decrease of gross profit from our base of business existing prior to the 2005 business acquisitions, primarily at our Apothecary Solutions operations, partially offset by a $.3 million increase from our third quarter 2005 business acquisitions.
Depreciation and amortization
Depreciation and amortization was $.4 million and $.5 million in the third quarter of 2006 and 2005, respectively.

Goodwill Impairment
The Company incurred a $1.0 million goodwill impairment charge in our base of business existing prior to the 2005 business acquisitions.
Other income
Other income for the third quarter of 2006 was $.2 million versus $.4 million for the third quarter of 2005, both primarily representing dividend income from a preferred stock investment we had from June 2005 to June 2006 and rental income related to space in our corporate headquarters.
Interest expense
Interest expense for the third quarter of 2006 increased by $.7 million to $1.7 million compared to $1.0 million in the third quarter of 2005, primarily due to financing fees related to short-term senior notes issued and settled during the third quarter of 2006. Additional interest expense from new debt issuances during the 2006 quarter were offset by lower interest expense related to fewer outstanding subordinated debentures as a result of the Trust Preferred Securities exchange in June 2006.
Discontinued Operations:
Net loss from discontinued operations for the third quarter of 2006 was $5.0 million compared to net gain of $.2 million for the third quarter of 2005. Included in the 2006 results is a $.3 million loss related to the settlement of the purchase price adjustment dispute with Capital Assurance in regards to our June 2005 sale of Standard Life and $4.7 million of losses related to Rainier, Holland and PCA, including related impairment charges. The 2005 balance includes only the operating results of Rainier, Holland and PCA since their third quarter 2005 acquisition dates.
Subsequent Events
On October 20, 2006, the Company completed the sale of certain rights, properties and assets of Long Term Rx to Omnicare, Inc. pursuant to an Asset Purchase Agreement (the “LTRX Agreement”) with Omnicare.
The contract purchase price was for $4.9 million. Of the purchase price, (1) $4.2 million in cash was paid by Omnicare at the closing, (2) up to an additional $750,000 payment may be made within 30 days of the six month anniversary of the closing, and (3) within 10 days of Omnicare providing services to a Contingent Payment Facility, as defined in the LTRX Agreement, and prior to January 1, 2007, a contingent payment of up to $225,000 may be made based on a calculation defined in the LTRX Agreement. The $750,000 payment was held back pending a potential post-closing adjustment to be measured against a specified historical value of the purchased net assets. Should the finally determined net assets be less than the specified amount, the holdback payment will be reduced on a dollar-for-dollar basis, potentially resulting in a refund. The Company expects to record a gain on the sale of approximately $1.2 million (prior to the contingent payment of $225,000) after an expense related to the buy out of a portion of the remaining lease for space no longer needed at our operating facility in Indianapolis.
The revenues and net income of Long Term Rx for the nine months ended September 30, 2006 were $6.4 million and $85,000, respectively. Total assets of Long Term Rx as of September 30, 2006 were $2.9 million including $1.8 million of intangible assets and goodwill.
Earnings
For the three months ended September 30, 2006 and 2005, net loss from continuing operations was $5.7 million or $0.35 per diluted share and a loss of $4.1 million or $0.46 loss per diluted share, respectively. For discontinued operations our net loss was $5.0 million or $0.31 per diluted share, and net income of $.02 million or $0.03 per diluted share, for the three months ended September 30, 2006 and 2005, respectively. Total loss for the three months ended September 30, 2006 and 2005 were $10.8 million or $0.66 per diluted share and $3.8 million or $0.43 per share, respectively.
To facilitate comparisons and enhance the understanding of our operating performance, subsequent to the sale of our financial services business, the discussion that follows includes financial measures that are adjusted from the comparable amounts under Generally Accepted Accounting Principles (“GAAP”). For a detailed presentation of reconciling items please refer to the following schedules.

	Three Months Ended		Six Months Ended
	September 30		September 30
	2006	2005	2006	2005
Earnings before interest, income taxes, depreciation and amortization (“EBITDA”):
Operating (loss)	$(4,166)	$(3,461)	$(12,387)	$(10,858)
Goodwill impairment	950	—	950	—
Other income, net	169	392	7,467	392
Depreciation and amortization	408	451	1,282	1,449

EBITDA	$(2,639)	$(2,618)	$(2,688)	$(9,017)

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) for the third quarter of 2006, was a loss of $2.6 million or $0.16 per diluted share, compared to a loss of $2.6 million or $0.29 per diluted share for the third quarter of 2005. Affecting the third quarter of 2006 were $.9 million or $0.07 per diluted share of settlement costs associated with a former officer, $1.1 million or $0.09 per diluted share related to potential financing and acquisition costs not capitalized and $2.8 million or $.22 per diluted share net loss on sale of preferred stock related to the sale of Standard Life Insurance Company of Indiana.

Chairman’s Comments
Ronald D. Hunter, Chairman, President and Chief Executive Officer stated, “After twelve months of strategic application and relief from legacy impediments, the new healthcare Standard Management is positioned for the future.”
Mr. Hunter commented, “With an acceptable balance sheet and the realignment of corporate overhead expense, combined with a robust pipeline of future acquisitions, the financial markets for equity and debt financing are becoming more receptive to assisting the completion of our current acquisitions under consideration.”
This press release contains “forward-looking statements” within the meaning of section 27 A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, the ability of the Company to address the factors cited by our independent auditors as a basis for their qualified audit opinion, the performance and growth of our business, potential future acquisitions, and their impact on the Company’s performance. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to the ability of our management team to successfully operate a health services business with limited experience in that industry; our ability to expand our health services business both organically and through acquisitions, including our ability to identify suitable acquisition candidates, acquire them at favorable prices and successfully integrate them into our business; general economic conditions and other factors, including prevailing interest rate levels and stock market performance, which may affect our ability to obtain the proposed capital and additional capital when needed and on favorable terms; customer response to new products, distribution channels and marketing initiatives; and increasing competition in the sale of our products.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, IN. Information about the Company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at www.SMAN.com.

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited, dollars in thousands)

	September 30	December 31
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$614	$1,876
Accounts receivable, net	2,557	3,549
Inventories	1,594	1,841
Prepaid and other current assets	1,093	782
Assets of discontinued operations	—	14,373

Total current assets	5,858	22,421

Property and equipment, net	9,428	10,141
Assets held for sale	942	1,506
Deferred financing fees, net	1,095	2,009
Officer and other notes receivable, less current portion	809	842
Investments in unconsolidated subsidiaries	160	5,160
Intangible assets, net	1,281	1,870
Goodwill	3,334	4,050
Other noncurrent assets	1,337	1,388

Total assets	$24,244	$49,387

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,984	$1,143
Accrued expenses	2,482	1,830
Current portion of long-term debt	4,097	2,532
Liabilities of discontinued operations	439	1,068

Total current liabilities	10,002	6,573

Long-term debt, less current portion	22,551	36,776
Other long-term liabilities	1,886	1,095

Total liabilities	34,439	44,444

Shareholders’ equity:
Common stock, no par value, warrants and additional paid in capital, 60,000,000 shares and 40,000,000 shares authorized in 2006 and 2005, respectively, and 18,944,700 and 10,712,859 shares issued in 2006 and 2005, respectively	70,770	68,537
Retained deficit	(70,245)	(55,793)
Treasury stock, at cost, 2,840,173 and 1,617,651 shares in 2006 and 2005, respectively	(10,828)	(7,901)
Accumulated other comprehensive income	108	100

Total shareholders’ equity	(10,195)	4,943

Total liabilities and shareholders’ equity	$24,244	$49,387

See accompanying notes to consolidated financial statements

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2006	2005	2006	2005

Net revenues	$4,883	$5,461	$17,688	$9,707
Cost of sales	3,845	4,150	13,541	7,590

Gross profit	1,038	1,311	4,147	2,117

Selling, general and administrative expenses	3,846	4,321	14,302	11,526
Goodwill Impairment	950	—	950	—
Depreciation and amortization	408	451	1,282	1,449

Operating loss	(4,166)	(3,461)	(12,387)	(10,858)

Other income, net	169	392	7,467	392

Interest expense	(1,739)	(1,012)	(4,064)	(3,322)

Net realized investment loss
Other expense, net

Income (loss) before income taxes	(5,736)	(4,081)	(8,984)	(13,788)

Income tax expense (benefit)	—	—	—	—

Net loss from continuing operations	(5,736)	(4,081)	(8,984)	(13,788)
Discontinued operations:

Income (loss) from discontinued operations, net of income tax expense of $0, $50, $0, and $212, respectively	(5,049)	239	(5,468)	(33,877)

Net loss	$(10,785)	$(3,842)	$(14,452)	$(47,665)

Income (loss) per share:
Basic and diluted:
Loss from continuing operations	$(0.35)	$(0.46)	$(0.77)	$(1.67)
Income (loss) from discontinued operations	$(0.31)	$0.03	$(0.47)	$(4.11)

Net loss	$(0.66)	$(0.43)	$(1.24)	$(5.78)

Weighted average shares outstanding	16,243,844	8,895,592	11,641,923	8,250,631

STANDARD MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION STATEMENT AND DEFINITIONS
Non-GAAP Basis
(unaudited, dollars in thousands)
Footnotes to Financial Information:

Definitions:
GAAP:	Amounts that conform with U.S. Generally Accepted Accounting Principles.
Non-GAAP:	Amounts that do not conform with U.S. GAAP.
Note 1: Standard Management believes that the readers’ understanding of our performance is enhanced by the Company’s disclosure of certain Non-GAAP financial measures as presented in this document. The Company’s management believes that the adjusted results provide some additional focus on the ongoing operations of the Company. Standard Management’s method and calculation of these measures may be different than those used by other companies and, therefore, they may not be comparable.
Note 2: EBITDA shown in these financial presentations is earnings before interest expense, other income, income taxes, depreciation and amortization. Standard Management believes that certain readers find EBITDA to be a method for measuring a company’s ability to service its debt, which is the primary reason that Standard Management uses this financial measure. EBITDA does not represent cash flows from operating activities as defined by GAAP and should not be used as a measure of liquidity. Standard Management’s calculation of EBITDA may be different from other companies.